Exhibit 10.1

29 August 2025

Mr Gavin Wood

[*]

Dear Gavin

I refer to the letter agreement dated 18 December 2024 as varied by a letter agreement dated 14 April 2025 in relation to the termination of your employment on 31 August 2025 (the “Termination Date”) by reason of redundancy (the “Letter Agreement”).

The Remuneration Committee of the board of directors of Adaptimmune Therapeutics plc (the “Company”) has agreed to vary the Letter Agreement as follows:

●	The Termination Date by reason of redundancy shall be 9 September 2025.

●	You will be eligible to receive a discretionary pro-rata bonus in respect of 2025, subject to your service agreement dated 17 February 2020 (the “Service Agreement”) and the usual processes.

●	Your share options will continue to vest, subject to the relevant plan rules and in accordance with the respective vesting schedule until 9 September 2025. You will be permitted a period of 12 months from the Termination Date to exercise those market value share options that shall have vested by 9 September 2025. The further terms of your share options are governed by the relevant plan rules.

●	All other provisions in the Letter Agreement will continue to apply in relation to your redundancy arrangements.

●	All obligations in the Service Agreement which are expressed to survive the termination of your employment, including clauses 15, 17, 18, and 22 shall remain in full force and effect after the Termination Date, unless we agree otherwise in writing.

Please do let me know if you have any queries.

Yours sincerely

/s/ Adrian Rawcliffe

Adrian Rawcliffe

Chief Executive Officer

Adaptimmune Therapeutics plc

Adaptimmune Therapeutics plc, 60 Jubilee Avenue, Milton Park, Abingdon, Oxfordshire OX14 4RX, United Kingdom

T: +44 (0)1235 430000 www.adaptimmune.com Registered in England no: 09338148

I confirm I agree to the variations set out in this letter.

/s/ Gavin Wood

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Gavin Wood